Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2026, relating to the consolidated financial statements of System1, Inc. appearing in the Annual Report on Form 10-K of System1, Inc. for the year ended December 31, 2025.

/s/ Deloitte and Touche LLP
Los Angeles, California
June 25, 2026